DATED February 22, 2016
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-195039
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES H, 1.500% NOTES DUE 2018

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series H, 1.500% Notes Due 2018
Format:	SEC Registered-Registration Statement Number 333-195039
Trade Date:	February 22, 2016
Settlement Date (Original Issue Date):	February 25, 2016
Maturity Date:	February 23, 2018
Principal Amount:	$450,000,000
Price to Public (Issue Price):	99.977%
Dealers’ Commission:	0.175% (17.5 basis points)
All-in-price:	99.802%
Pricing Benchmark:	UST 0.750% Notes due January 31, 2018
UST Spot (Yield):	0.762%
Spread to Benchmark:	+ 75 basis points (0.750%)
Yield to Maturity:	1.512%
Net Proceeds to Issuer:	$449,109,000
Coupon:	1.500%
Interest Payment Dates:	Interest will be paid semi-annually on the 23rd of February and August of each year, commencing August 23, 2016 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (23.36%)
Citigroup Global Markets Inc. (23.36%)
Société Générale (23.36%)

Société Générale will not effect any offers or sales of any notes in the United States unless it is through its U.S. registered broker-dealer, SG Americas Securities, LLC, as permitted by the regulations of FINRA.

Co-Managers:	ANZ Securities, Inc. (2.72%)
BBVA Securities Inc. (2.72%)
BNP Paribas Securities Corp. (2.72%)
Deutsche Bank Securities Inc. (2.72%)
ING Financial Markets LLC (2.72%)
Lloyds Securities Inc. (2.72%)
RBC Capital Markets, LLC (2.72%)
Scotia Capital (USA) Inc. (2.72%)
TD Securities (USA) LLC (2.72%)
U.S. Bancorp Investments, Inc. (2.72%)
The Williams Capital Group, L.P. (2.72%)
Billing and Delivery Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
CUSIP:	14912L6P1
Other Provisions:
Supplemental United States Federal Income Tax Considerations
Pursuant to Treasury regulations and other published guidance, Foreign Account Tax Compliance Act (FATCA) withholding (as described in the prospectus supplement under the caption entitled “Certain United States Federal Income Tax Consequences—Non-United States Holders—Foreign Account Tax Compliance”) currently applies to interest payments made on the notes and is expected to apply to payments of gross proceeds from the sale or other disposition of the notes after December 31, 2018.

Notice to Prospective Investors in Canada
The notes may be sold only to purchasers in Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding conflicts of interest in connection with this offering.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322, Citigroup Global Markets Inc. toll free at (800) 831-9146 or Société Générale collect at +44 (0)20 7676 7329.

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